Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:	Paul Surdez (609) 452-4807 www.covance.com

COVANCE GROWS EPS 26% TO $0.39/SHARE

– Revenue Growth of 10.5%; Operating Margin at 14.1%; Backlog Grows 21% to $1.32 Billion–

Princeton, New Jersey, October 20, 2004 – Covance Inc. (NYSE: CVD) today reported earnings for its third quarter ended September 30, 2004 of $0.39/diluted share, 26% growth over the same period in 2003.

“During the quarter revenue growth increased and our ongoing focus on productivity improvement expanded operating margins to 14.1%. In addition, our continued strong order performance led to backlog growth of 21% year-on-year,” said Chris Kuebler, Covance’s Chairman and CEO. “This quarter’s performance was again led by Early Development posting stronger than forecasted results, including record operating margins of 23.9% and solid top-line growth of 15.7%. Late-Stage Development top-line returned to growth as revenues increased 6.2% over the prior year and operating margins grew to 16.0%. Our Central Laboratory services saw a sequential increase in kit volume, although somewhat less than forecasted as a result of slower patient enrollment in a few large projects. Clinical Development results in the quarter benefited from gains recognized upon the conclusion of a few large fixed-price projects. Clinical Development also experienced strong net orders in the quarter which will require us to significantly increase hiring as we prepare to service these new projects. As is commonly the case, some service lines performed in excess of our expectations and some others performed modestly below our expectations during the quarter. Our balanced portfolio of leading drug development services led us to grow earnings 26% and revenues 10.5% over the prior year.”

Mr. Kuebler added, “Our 2004 earnings expectation continues to be at least $1.51 per share. In addition, our focus on operational and service excellence and our healthy backlog of orders lead us to target 2005 earnings per share in the range of $1.81-$1.86. This earnings expectation would represent the fifth consecutive year of EPS growth of 20% or higher. Covance’s management team looks forward to providing the investment community with additional insight to our business and 2005 plans during our Investor Day on November 10.”

“We drove strong order growth again in the third quarter as we continued to realize the benefits of our expanded sales team and repeat work from clients,” said Joe Herring, Covance’s President and COO. “In Early Development we have successfully pursued projects that allow for more strategic use of our world-class facilities and staff, including signing another multi-year, dedicated space agreement with a top ten pharmaceutical company during the third quarter. To support our future growth, we are pleased to announce that we have begun a significant facility expansion in Madison, Wisconsin. We expect to bring this new toxicology capacity online in a controlled fashion starting in mid-2006, as market demand requires. This modular approach allows us to flexibly manage the costs, such as the hiring of new staff and the completion and equipping of shell space, associated with bringing new capacity to the marketplace.”

Mr. Herring added, “In Late-Stage Development, we continue to win new projects that integrate our service offerings in unique ways. For example, in the third quarter we were selected as one of just two preferred clinical development providers by a top ten pharmaceutical company based on the depth and breadth of our Late-Stage Development services portfolio. To continue the development and implementation of our integrated services strategy and to bring even more focus to service delivery, we are pleased to announce the promotion of Rick Cimino to the new role of Corporate Senior Vice President and President of Clinical Development, Periapproval, and Central Diagnostics Services.  Rick has had a profound effect on our Central Diagnostics service offering since joining Covance last year, and we are expanding his leadership reach across these three important services.  Prior to joining Covance, Rick served as General Manager, Americas Health Imaging Group, and Corporate Vice President of Eastman Kodak Company.”

Consolidated Results

($ in millions except EPS)	3Q04	3Q03	Change	2004 YTD	2003 YTD	Change
Net Revenues	$256.3	$232.0	10.5%	$751.6	$699.2	7.5%
Reimbursable Out-of-Pockets	$7.6	$7.9		$22.5	$26.0
Total Revenues	$263.9	$239.9		$774.1	$725.2

Costs and Expenses	$220.2	$202.2	8.9%	$649.4	$613.7	5.8%
Reimbursable Out-of-Pockets	$7.6	$7.9		$22.5	$26.0
Total Costs and Expenses	$227.8	$210.1		$671.9	$639.7

Operating Income	$36.1	$29.8	21.2%	$102.2	$85.5	19.5%
Operating Margin%	14.1%	12.8%		13.6%	12.2%

Net Income	$25.2	$19.5	29.0%	$70.6	$55.7	26.9%
Diluted EPS	$0.39	$0.31	25.8%	$1.09	$0.89	22.5%

Net revenues for the third quarter of 2004 increased 10.5% to $256.3 million compared to $232.0 million in the third quarter of 2003. Year-to-date net revenues increased 7.5% to $751.6 million compared to $699.2 million in the prior year.

Costs and expenses for the third quarter of 2004 increased 8.9% to $220.2 million compared to $202.2 million in the third quarter of 2003. Year-to-date, costs and expenses increased 5.8% to $649.4 million compared to $613.7 million in the prior year.

Consolidated operating income for the third quarter of 2004 increased 21.2% to $36.1 million compared to $29.8 million in the third quarter of 2003. Operating margin for the third quarter of 2004 was 14.1% compared to 12.8% for the third quarter of last year and 13.6% in the previous quarter. Year-to-date, operating income increased 19.5% to $102.2 million compared to $85.5 million in the prior year.

Net income for the third quarter of 2004 increased 29.0% to $25.2 million or $0.39/diluted share compared to $19.5 million or $0.31/diluted share for the third quarter of last year. Year-to-date, net income increased 26.9% to $70.6 million or $1.09/share compared to $0.89/share for the same period in 2003.

Operating Segment Results

Early Development

($in millions)	3Q04	3Q03	Change	2004 YTD	2003 YTD	Change
Net Revenues	$121.1	$104.7	15.7%	$357.1	$303.3	17.7%
Operating Income	$28.9	$23.1	25.5%	$83.8	$61.3	36.6%
Margin%	23.9%	22.0%		23.5%	20.2%

The Company’s Early Development segment includes preclinical toxicology, analytical chemistry, and Phase I clinical trial services. Early Development net revenues for the third quarter of 2004 grew 15.7% to $121.1 million compared to $104.7 million in the third quarter of 2003, led by strong performances in our toxicology, chemistry and North American Phase I services. Our European Phase I services, based in Leeds, England, continues to be negatively impacted by the European Clinical Trial Directive. Year-to-date, net revenues grew 17.7% to $357.1 million compared to $303.3 million in the prior year.

Operating income for the third quarter of 2004 increased 25.5% to $28.9 million compared to $23.1 million for the third quarter of last year. Operating margin for the third quarter of 2004 was 23.9% versus 22.0% in the third quarter of the prior year and 23.1% last quarter. Year over year operating margin improvement was relatively broad-based and reflected continued strong performances in our toxicology, chemistry and North American Phase I services. Year-to-date, operating margins were 23.5% compared to 20.2% in the prior year.

Late-Stage Development

($ in millions)	3Q04	3Q03	Change	2004 YTD	2003 YTD	Change
Net Revenues	$135.2	$127.3	6.2%	$394.5	$395.8	-0.3%
Operating Income	$21.7	$18.8	15.1%	$59.6	$58.9	1.2%
Margin%	16.0%	14.8%		15.1%	14.9%

The Late-Stage Development segment includes central laboratory, Phase II-III clinical development, commercialization services (Phase IV studies and health economics and outcomes services), and central diagnostic services. Late-Stage Development net revenues for the third quarter of 2004 grew 6.2% to $135.2 million compared to $127.3 million in the third quarter of 2003.  Contributing to revenue growth were robust performances by Central Diagnostics Services and Health Economics and Outcomes Services. Central Laboratories increased revenues on a sequential basis as new orders won last year began to convert to revenue, albeit somewhat less than expected due to slower building of patient enrollment in a few key projects. Year-to-date net revenues were $394.5 million compared to $395.8 million in the prior year.

Operating income for the third quarter of 2004 grew 15.1% to $21.7 million compared to $18.8 million in the third quarter of the prior year. Operating margin for the third quarter of 2004 was 16.0% versus 15.0% last quarter and 14.8% in the third quarter of the prior year. Central Diagnostics Services and Health Economics and Outcomes Services had particularly strong operating margin performances in the quarter.

Corporate Information

The Company’s backlog was $1.32 billion at September 30, 2004 compared to $1.26 billion at June 30, 2004 and $1.09 billion at September 30, 2003. Backlog increased both sequentially and year over year in both Early Development and Late-Stage Development. Cancellations were somewhat below historical levels.

The Company reported an increase of $8.5 million in cash and cash equivalents in the quarter to $161.1 million at September 30, 2004 from $152.6 million at June 30, 2004 and continues to have no debt outstanding. During the quarter the Company repurchased 560,300 shares of its common stock under its Board authorized repurchase program at a total cost of $20.0 million. Year-to-date, the Company has repurchased 2,655,300 shares of its common stock at a total cost of $86.9 million.

Capital expenditures for the third quarter were $14.3 million and totaled $37.6 million in the first nine months of 2004. Free cash flow (cash from operations less capital spending) was $26.1 million in the quarter and $56.2 million year to date. We expect 2004 capital spending to be approximately $60 million and 2004 free cash flow to be approximately $80 million.

Net Days Sales Outstanding (DSO) were 56 days at September 30, 2004 versus 52 days at June 30, 2004 and 49 days at September 30, 2003.

The Company’s investor conference call will be webcast on October 21 at 9:00 am EDT. Management’s commentary and presentation slides will be available through www.covance.com. Please note that the Company will host an Investor Day on November 10 in New York City beginning at 8:30 am. A live webcast of the Investor Day presentations will be made available on www.covance.com.

Covance, with headquarters in Princeton, New Jersey, is one of the world’s largest and most comprehensive drug development services companies with 2003 net revenues of $940 million, global operations in 18 countries, and approximately 6,600 employees worldwide. Information on Covance’s products and services, recent press releases, and SEC filings can be obtained through its website at www.covance.com.

Statements contained in this press release, which are not historical facts, such as statements about prospective earnings, savings, revenue, operations, revenue and earnings growth and other financial results are forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All such forward-looking statements including the statements contained herein regarding anticipated trends in the Company’s business are based largely on management’s expectations and are subject to and qualified by risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, without limitation, competitive factors, outsourcing trends in the pharmaceutical industry, levels of industry research and development spending, the Company’s ability to continue to attract and retain qualified personnel, the fixed price nature of contracts or the loss of large contracts, risks associated with acquisitions and investments, the Company’s ability to increase order volume, the pace of translation of orders into revenue in late-stage development services, and other factors described in the Company’s filings with the Securities and Exchange Commission including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no duty to update any forward looking statement to conform the statement to actual results or changes in the Company’s expectations.

Financial Exhibits follow

COVANCE INC.

INCOME STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003

(Dollars in thousands, except per share data)

(UNAUDITED)

	Three Months Ended September 30		Nine Months Ended September 30
	2004	2003	2004	2003

Net revenues	$256,334	$231,954	$751,572	$699,188
Reimbursable out-of-pockets	7,602	7,897	22,481	26,057
Total revenues	263,936	239,851	774,053	725,245

Costs and expenses:
Cost of revenue	169,254	154,789	497,950	473,517
Reimbursed out-of-pocket expenses	7,602	7,897	22,481	26,057
Selling, general and administrative	39,746	36,109	116,993	106,251
Depreciation and amortization	11,220	11,263	34,411	33,874
Total	227,822	210,058	671,835	639,699

Income from operations	36,114	29,793	102,218	85,546

Other (income) expense, net:
Interest (income) expense, net	(681)	27	(1,425)	211
Foreign exchange transaction loss, net	296	313	714	334
Other (income) expense, net	(385)	340	(711)	545

Income before taxes and equity investee earnings	36,499	29,453	102,929	85,001

Taxes on income	11,667	10,035	33,068	29,658

Equity investee earnings	341	92	776	339

Net income	$25,173	$19,510	$70,637	$55,682

Basic earnings per share	$0.40	$0.32	$1.13	$0.90

Weighted average shares outstanding - basic	62,407,776	61,679,462	62,505,003	61,569,954

Diluted earnings per share	$0.39	$0.31	$1.09	$0.89

Weighted average shares outstanding - diluted	64,570,014	62,674,600	64,697,286	62,734,837

COVANCE INC.

CONSOLIDATED BALANCE SHEETS

SEPTEMBER 30, 2004 and DECEMBER 31, 2003

(Dollars in thousands)

	September 30 2004	December 31 2003
	(UNAUDITED)
ASSETS
Current Assets:
Cash & cash equivalents	$161,087	$171,600
Accounts receivable, net	161,537	156,799
Unbilled services	64,120	44,053
Inventory	37,437	39,926
Deferred income taxes	8,232	6,230
Prepaid expenses and other current assets	47,409	31,246
Total Current Assets	479,822	449,854

Property and equipment, net	287,653	284,413
Goodwill, net	56,876	56,876
Other assets	37,924	16,482

Total Assets	$862,275	$807,625

LIABILITIES and STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$21,050	$20,129
Accrued payroll and benefits	59,106	50,433
Accrued expenses and other current liabilities	36,744	37,035
Unearned revenue	68,759	82,227
Income taxes payable	11,724	—
Total Current Liabilities	197,383	189,824

Deferred income taxes	36,415	36,776
Other liabilities	19,863	17,044
Total Liabilities	253,661	243,644

Stockholders’ Equity:
Common stock	691	663
Paid-in capital	268,076	199,534
Retained earnings	465,882	395,245
Cumulative translation adjustment	22,673	21,960
Treasury stock	(148,708)	(53,421)
Total Stockholders’ Equity	608,614	563,981

Total Liabilities and Stockholders’ Equity	$862,275	$807,625

COVANCE INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003

(Dollars in thousands)

(UNAUDITED)

	Nine Months Ended September 30
	2004	2003
Cash flows from operating activities:
Net income	$70,637	$55,682
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	34,411	33,874
Stock issued under employee benefit and stock compensation plans	8,984	9,886
Deferred income tax provision	(2,363)	4,692
Other	(422)	255
Changes in operating assets and liabilities:
Accounts receivable	(4,738)	16,628
Unbilled services	(20,067)	(10,917)
Inventory	2,489	1,859
Accounts payable	921	(4,950)
Accrued liabilities	8,382	(10,649)
Unearned revenue	(13,468)	(23,851)
Income taxes payable	22,176	5,516
Other assets and liabilities, net	(13,155)	(917)
Net cash provided by operating activities	93,787	77,108

Cash flows from investing activities:
Investment in affiliate	(20,741)	—
Capital expenditures	(37,623)	(48,726)
Other, net	109	(18)
Net cash used in investing activities	(58,255)	(48,744)

Cash flows from financing activities:
Stock issued under employee stock purchase and option plans	49,134	17,420
Purchase of treasury stock	(95,287)	(13,931)
Net cash (used in) provided by financing activities	(46,153)	3,489

Effect of exchange rate changes on cash	108	3,150

Net change in cash and cash equivalents	(10,513)	35,003

Cash and cash equivalents, beginning of period	171,600	75,913

Cash and cash equivalents, end of period	$161,087	$110,916